Exhibit 99.2

Ford Motor Company and Subsidiaries
SECTOR STATEMENT OF INCOME
For the Periods Ended December 31, 2003 and 2002
(in millions, except per share amounts)

	Fourth Quarter		Full Year

	2003	2002	2003	2002

	(unaudited)		(unaudited)
AUTOMOTIVE
Sales	$39,849	$34,615	$138,442	$134,273
Costs and expenses
Cost of sales	38,694	32,373	129,821	125,043
Selling, administrative and other expenses	2,878	2,660	10,152	9,758

Total costs and expenses	41,572	35,033	139,973	134,801

Operating income/(loss)	(1,723)	(418)	(1,531)	(528)

Interest income	143	173	870	834
Interest expense	455	331	1,370	1,368

Net interest income/(expense)	(312)	(158)	(500)	(534)
Equity in net income/(loss) of affiliated companies	26	6	74	(91)

Income/(loss) before income taxes — Automotive	(2,009)	(570)	(1,957)	(1,153)
FINANCIAL SERVICES
Revenues	6,159	6,859	25,754	27,983
Costs and expenses
Interest expense	1,526	1,726	6,320	7,468
Depreciation	1,899	2,582	8,779	10,162
Operating and other expenses	1,275	1,205	4,971	4,974
Provision for credit and insurance losses	556	753	2,357	3,275

Total costs and expenses	5,256	6,266	22,427	25,879

Income/(loss) before income taxes — Financial Services	903	593	3,327	2,104

TOTAL COMPANY
Income/(loss) before income taxes	(1,106)	23	1,370	951
Provision for/(benefit from) income taxes	(532)	(47)	135	301

Income/(loss) before minority interests	(574)	70	1,235	650
Minority interests in net income/(loss) of subsidiaries	69	82	314	367

Income/(loss) from continuing operations	(643)	(12)	921	283
Income/(loss) from discontinued/held-for-sale operations	(1)	(14)	(8)	(62)
Loss on disposal of discontinued/held-for-sale operations	(149)	(104)	(154)	(199)
Cumulative effect of change in accounting principle	—	—	(264)	(1,002)

Net income/(loss)	$(793)	$(130)	$495	$(980)

Income/(loss) attributable to Common and Class B Stock after Preferred Stock dividends	$(793)	$(134)	$495	$(995)
Average number of shares of Common and Class B Stock outstanding	1,833	1,833	1,832	1,819
AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$(0.35)	$(0.01)	$0.50	$0.15
Income/(loss) from discontinued/held-for-sale operations	—	(0.01)	—	(0.04)
Loss on disposal of discontinued/held-for-sale operations	(0.08)	(0.05)	(0.09)	(0.11)
Cumulative effect of change in accounting principle	—	—	(0.14)	(0.55)

Net income/(loss)	$(0.43)	$(0.07)	$0.27	$(0.55)

Diluted income/(loss)
Income/(loss) from continuing operations	$(0.35)	$(0.01)	$0.50	$0.15
Income/(loss) from discontinued/held-for-sale operations	—	(0.01)	—	(0.03)
Loss on disposal of discontinued/held-for-sale operations	(0.08)	(0.05)	(0.09)	(0.11)
Cumulative effect of change in accounting principle	—	—	(0.14)	(0.55)

Net income/(loss)	$(0.43)	$(0.07)	$0.27	$(0.54)

Cash dividends	$0.10	$0.10	$0.40	$0.40